Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated October 23, 2003 relating to the financial statements and financial statement schedule, which appears in Suburban Propane Partners, L.P.'s Annual Report on Form 10-K for the year ended September 27, 2003. We also consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated October 23, 2003 relating to the financial statements of Suburban Energy Services Group, LLC, which appears in the Suburban Propane Partners, L.P.'s Annual Report on Form 10-K for the year ended September 27, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


                                                  /s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Florham Park, NJ
March 19, 2004